Exhibit 99.1
Conn's, Inc. Reports Fourth Quarter and Full Year Fiscal 2016 Financial Results
THE WOODLANDS, TEXAS, March 29, 2016 – Conn's, Inc. (NASDAQ:CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the fourth quarter and full year ended January 31, 2016.
Financial Results
Fourth quarter fiscal 2016 significant items included (on a year-over-year basis unless noted):

•
Consolidated revenues increased 7.0% to $456.8 million due to an increase in retail revenue from the growth in our store fleet, partially offset by a decrease in same store sales of 1.7%, as well as an increase in credit revenue from growth in the average balance of the customer receivable portfolio, partially offset by a 130 basis point decrease in portfolio yield;

•	Same store sales for the quarter increased 3.6%, excluding the impact of the Company's strategic decision to exit video game products, digital cameras, and certain tablets;

•
Retail gross margin increased 40 basis points to 36.1% from 35.7% (the Company changed its calculation of retail gross margin by adding service revenues and deducting cost of service parts sold and delivery, transportation and handling costs). Retail gross margin using our previous calculation methodology was 40.1% compared to 39.5% for the prior year period;

•	Adjusted retail segment operating income, which excludes charges and credits, increased 6.8% to $48.7 million. Retail segment operating income increased 3.0% to $44.9 million;

•	Credit segment operating loss increased from $11.3 million to $19.3 million, driven primarily by increased provision for bad debts and the decrease in portfolio yield;

•
The percentage of the customer portfolio balance 60+ days delinquent was 9.9% as of January 31, 2016 compared to 9.7% as of January 31, 2015, with a sequential decrease of 30 basis points from October 31, 2015;

•
Adjusted diluted earnings for the quarter, which excludes charges and credits, was $0.11 per share compared to adjusted diluted earnings for the prior year quarter, which also excludes charges and credits, of $0.46 per share. Diluted earnings for the quarter was $0.03 per share compared to diluted earnings for the prior year quarter of $0.42 per share; and

•	During the quarter, we purchased 4.0 million shares of common stock under our repurchase program.
Norm Miller, Conn's Chief Executive Officer and President, commented, "Over the past four years Conn's has evolved into a regional retailer providing a unique, compelling retail and credit offering to customers through our network of over 100 stores in 12 states. We remain confident in our market opportunity, our business model, and the value we provide our customers. Going forward, we are making strategic enhancements in our business to digest the rapid growth we have experienced and improve our infrastructure to produce consistent and predictable earnings growth. During fiscal 2017 we will make investments in IT, credit, and personnel to support our long-term goal of becoming a national retailer, while moderating our revenue growth plan to ensure a high level of execution.
"During March we completed our first rated securitization transaction since 2012, with an investment grade rating on the senior class of bonds offered. This further supports our continued access to capital to support our growth plans and was an important next step in developing our securitization program.
"Our retail operations continue to perform well and we expect to see further margin expansion as a result of increased sales from our furniture and mattress category, as well as additional margin benefits from opening stores within our existing distribution network and established market areas. From a credit standpoint, we are committed to proactively managing risk. Continual modifications to underwriting and collections over the last couple of years have helped offset a challenging regulatory environment facing financial companies and increased availability of credit to consumers since the recession.
"We continue to manage our underwriting model to maintain an appropriate balance between retail growth and credit risk. During the first quarter of fiscal 2017, we are making additional adjustments to reduce credit risk related primarily to new customers, while enhancing our ability to identify opportunities to increase originations to certain existing customers. We expect a moderate effect on sales as a result of these changes as well as those we implemented during the fourth quarter. Additionally, we have made changes to no-interest programs to improve our portfolio yield. We do not anticipate these refinements to drive yield will have a meaningful impact on sales. These adjustments are part of our ongoing strategy to drive the profitability of the business.
"In the fourth quarter of fiscal 2016, the retail segment expanded with new store growth, successfully opening two new stores. Retail gross margin improved 40 basis points year-over-year to 36.1%. Same store sales, excluding the impact of our strategic decision to exit video game products, digital cameras, and certain tablets, were up 3.6%. The 60-plus delinquency rate has trended consistently with historical seasonal patterns and, at the end of February was 9.3%, down from 9.9% at January 31, 2016, and compared to 9.2% at February 28, 2015.
"I've been CEO since September 2015 and over this short tenure I am increasingly confident in Conn's differentiated business model, growth opportunities, and value to customers. I'd like to thank all of Conn's stakeholders for their support during my transition, and I look forward to sharing our success with our shareholders as we focus on putting Conn's back on a path to sustainable long-term profitability and growth in the coming quarters."
Chairman of the Board Succession Plan
In a separate press release issued today, Conn's announced its Board of Directors succession plan. Norm Miller, the Company's President and Chief Executive Officer, has been named to succeed Theodore M. Wright as Chairman of the Board, effective as of the conclusion of Mr. Wright's current term ending in May 2016.
Retail Segment Fourth Quarter Results (on a year-over-year basis unless otherwise noted)
Total retail revenues were $376.9 million for the fourth quarter of fiscal 2016, an increase of $25.3 million, or 7.2%. The retail revenue growth reflects the impact of new store openings partially offset by a small decline in same store sales.
The following table presents net sales and changes in net sales by category:

	Three Months Ended January 31,						Same store
(dollars in thousands)	2016	% of Total	2015	% of Total	Change	% Change	% change
Furniture and mattress	$115,669	30.7%	$90,329	25.8%	$25,340	28.1%	15.2%
Home appliance	88,838	23.6	84,461	24.1	4,377	5.2	(1.2)
Consumer electronics	100,634	26.7	108,372	30.9	(7,738)	(7.1)	(13.3)
Home office	30,332	8.1	32,323	9.2	(1,991)	(6.2)	(11.3)
Other	5,174	1.4	5,899	1.7	(725)	(12.3)	(17.8)
Product sales	340,647	90.5	321,384	91.7	19,263	6.0	(2.0)
Repair service agreement commissions	32,140	8.5	25,967	7.4	6,173	23.8	0.6
Service revenues	3,743	1.0	3,106	0.9	637	20.5
Total net sales	$376,530	100.0%	$350,457	100.0%	$26,073	7.4%	(1.7)%
Same store sales % change, excluding exited products							3.6%
The following provides a summary of items influencing Conn's product category performance during the fourth quarter of fiscal 2016, compared to the prior-year period:

•	Furniture unit volume increased 35.3%, partially offset by a 5.2% decrease in average selling price;

•	Mattress unit volume increased 29.0% with average selling price flat;

•
Home appliance unit volume increased 7.5%, partially offset by a 1.8% decrease in average selling price. Total sales for laundry increased 6.0%, refrigeration increased 4.6%, and cooking increased 6.6%;

•
Consumer electronic unit volume decreased 12.6%, partially offset by a 6.7% increase in average selling price. Television sales increased 6.3% as unit volume increased 5.8% and average selling price increased 0.5%. Excluding the impact from exiting video game products and digital cameras, consumer electronics same store sales decreased 2.1%;

•
Home office unit volume decreased 22.3%, partially offset by a 21.2% increase in average selling price primarily driven by exiting certain tablets. Excluding the impact from exiting certain tablets, home office same store sales were flat; and

•	The increase in repair service agreement commissions was driven by improved program performance resulting in higher retrospective commissions and increased retail sales.
Retail gross margin was 36.1% for the fourth quarter of fiscal 2016, an increase of 40 basis points from the prior-year period. We changed our calculation of retail gross margin by including service revenues in total net sales and including cost of service parts sold and delivery, transportation and handling costs in cost of goods sold. The increase in retail gross margin was primarily driven by the favorable shift in product mix towards the furniture and mattress category and higher retrospective commissions on repair service agreements, partially offset by higher warehousing, freight, and delivery costs also related to the higher furniture and mattress category mix. For the fourth quarter of fiscal 2016, furniture and mattress sales contributed 46.6% of the total product gross profit, home appliance accounted for 22.3% of total product gross profit, consumer electronics generated 24.6% of total product gross profit and home office contributed 5.1% of total product gross profit.
Credit Segment Fourth Quarter Results (on a year-over-year basis unless otherwise noted)
Credit revenues increased 6.4% to $79.9 million. The credit revenue growth was attributable to the increase in the average receivable portfolio balance outstanding. The total customer portfolio balance was $1.6 billion at January 31, 2016, rising 16.3%, or $222.1 million from January 31, 2015. The portfolio interest and fee income yield on an annualized basis was 16.9% for the fourth quarter, a 130 basis point decrease as compared to the same period last year.
Provision for bad debts for the fourth quarter of fiscal 2016 was $64.5 million, an increase of $6.4 million from the same prior-year period. This increase was impacted by the following:

•	A 17.6% increase in the average receivable portfolio balance resulting from new store openings;

•	A 5.4% increase in the balances originated during the fourth quarter compared to the same period in the prior year;

•	An increase of 20 basis points in the percentage of customer accounts receivable balances greater than 60 days delinquent to 9.9% at January 31, 2016 as compared to the prior year period; and

•
The balance of customer receivables accounted for as troubled debt restructurings increased to $117.7 million, or 7.4% of the total portfolio balance, driving $4.9 million of the increase in provision for bad debts.

Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in our Form 10-K for the year ended January 31, 2016, to be filed with the Securities and Exchange Commission.
Fourth Quarter Net Income Results
For the fourth quarter of fiscal 2016, we reported net income of $0.03 per diluted share, which included net pre-tax charges of $3.9 million, or $0.08 per diluted share, associated with legal and professional fees related to the exploration of strategic alternatives and securities-related litigation, sales tax audit reserves, and executive management transition costs. This compares to $0.42 per diluted share for the prior-year quarter, which included net pre-tax charges of $2.1 million, or $0.04 per diluted share, associated with facility closures, legal and professional fees related to the exploration of strategic alternatives and securities-related litigation, and severance costs.
Store Update
During the fourth quarter of fiscal year 2016, the Company opened two new stores. During fiscal year 2016, we opened 15 new stores and closed 2 stores, for a net increase of 13 stores. We plan to open approximately 10 to 15 new stores during fiscal year 2017.
Liquidity and Capital Resources
As of January 31, 2016, the Company had $169.2 million of immediately available borrowing capacity under its $810 million revolving credit facility, with an additional $310.5 million that could become available upon increases in eligible inventory and customer receivable balances under the borrowing base.
The Company continues to take actions to transform the capital structure of the business and to position it to execute its growth strategies while reducing risk and enhancing shareholder value. In March 2016, the Company securitized an additional $705.1 million of customer accounts receivables, which resulted in net proceeds to the Company of approximately $478 million. The proceeds were used to pay off the outstanding balance under the Company's revolving credit facility, with a small balance of cash remaining.
During fiscal 2016, the Company purchased 5.9 million shares of common stock, using $151.6 million of its repurchase authorization, with 4.0 million shares and $100.0 million completed during the fourth quarter. Additionally, during the third quarter the Company utilized $22.9 million of the repurchase authorization to acquire $23.0 million of face of value of senior notes. As of the end of the fourth quarter, $0.5 million of the repurchase authorization remained unused.

Outlook and Guidance
The following are our expectations for the business for fiscal year 2017:

•	Total revenue growth in the mid to high single digits;

•	Change in same stores sales to range from down low single digits to flat, considering the sales impact of underwriting changes;

•	Retail gross margin between 37.25% and 37.75%; and

•	Opening of approximately 10 to 15 stores.
The following are our expectations for the business for the first quarter of fiscal year 2017:

•	Percent of bad debt charge-offs (net of recoveries) to average outstanding balance between 13.25% and 13.75%; and

•	Interest income and fee yield between 15.75% and 16.25%.
Conference Call Information
We will host a conference call on March 29, 2016, at 10 a.m. CT / 11 a.m. ET, to discuss our fourth quarter fiscal 2016 financial results. Participants can join the call by dialing 877-754-5302 or 678-894-3020. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and fourth quarter fiscal 2016 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through April 5, 2016 by dialing 855-859-2056 or 404-537-3406 and Conference ID: 73323136.
About Conn's, Inc.
Conn's is a specialty retailer currently operating over 100 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, Ultra HD, and internet-ready televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company's future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company's ability to achieve the results either expressed or implied by the Company's forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company's ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company's credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company's planned opening of new stores; technological and market developments and sales trends for the Company's major product offerings; the Company's ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company's ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company's revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and the other risks detailed in the Company's most recent SEC reports, including but not limited to, the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Forms 10-Q and 10-Q/A and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2016	2015	2016	2015
Revenues:
Total net sales	$376,530	$350,457	$1,322,589	$1,220,976
Finance charges and other revenues	80,289	76,291	290,589	264,242
Total revenues	456,819	426,748	1,613,178	1,485,218
Costs and expenses:
Cost of goods sold	240,631	225,213	833,126	777,046
Selling, general and administrative expense	121,940	108,650	436,115	390,176
Provision for bad debts	64,780	58,577	222,177	192,439
Charges and credits	3,872	2,089	8,044	5,690
Total costs and expenses	431,223	394,529	1,499,462	1,365,351
Operating income	25,596	32,219	113,716	119,867
Interest expense	23,921	9,444	63,106	29,365
Loss on extinguishment of debt	—	—	1,367	—
Income before income taxes	1,675	22,775	49,243	90,502
Provision for income taxes	614	7,317	18,388	31,989
Net income	$1,061	$15,458	$30,855	$58,513
Earnings per share:
Basic	$0.03	$0.43	$0.88	$1.61
Diluted	$0.03	$0.42	$0.87	$1.59
Weighted average common shares outstanding:
Basic	31,847	36,317	35,084	36,232
Diluted	32,195	36,791	35,557	36,900

CONN'S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2016	2015	2016	2015
Revenues:
Product sales	$340,647	$321,384	$1,199,134	$1,117,909
Repair service agreement commissions	32,140	25,967	109,730	90,009
Service revenues	3,743	3,106	13,725	13,058
Total net sales	376,530	350,457	1,322,589	1,220,976
Other revenues	415	1,226	1,639	2,566
Total revenues	376,945	351,683	1,324,228	1,223,542
Costs and expenses:
Cost of goods sold	240,631	225,213	833,126	777,046
Selling, general and administrative expense	87,300	80,366	313,694	286,925
Provision for bad debts	278	453	791	551
Charges and credits	3,872	2,089	8,044	5,690
Total costs and expenses	332,081	308,121	1,155,655	1,070,212
Operating income	$44,864	$43,562	$168,573	$153,330
Retail gross margin	36.1%	35.7%	37.0%	36.4%
Selling, general and administrative expense as percent of revenues	23.2%	22.9%	23.7%	23.5%
Operating margin	11.9%	12.4%	12.7%	12.5%
Store count:
Beginning of period	101	89	90	79
Opened	2	2	15	18
Closed	—	(1)	(2)	(7)
End of period	103	90	103	90

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2016	2015	2016	2015
Revenues–
Finance charges and other revenues	$79,874	$75,065	$288,950	$261,676
Costs and expenses:
Selling, general and administrative expense	34,640	28,284	122,421	103,251
Provision for bad debts	64,502	58,124	221,386	191,888
Total costs and expenses	99,142	86,408	343,807	295,139
Operating loss	(19,268)	(11,343)	(54,857)	(33,463)
Interest expense	23,921	9,444	63,106	29,365
Loss on extinguishment of debt	—	—	1,367	—
Loss before income taxes	$(43,189)	$(20,787)	$(119,330)	$(62,828)
Selling, general and administrative expense as percent of revenues	43.4%	37.7%	42.4%	39.5%
Selling, general and administrative expense as percent of average total customer portfolio balance (annualized)	8.9%	8.6%	8.4%	8.7%
Operating margin	(24.1)%	(15.1)%	(19.0)%	(12.8)%

CONN'S, INC. AND SUBSIDIARIES
CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(unaudited)
(dollars in thousands, except average outstanding customer balance and average income of credit customer)

	January 31,
	2016	2015
Weighted average credit score of outstanding balances	595	596
Average outstanding customer balance	$2,406	$2,357
Balances 60+ days past due as a percentage of total customer portfolio balance(1)	9.9%	9.7%
Re-aged balance as a percentage of total customer portfolio balance(1)	14.5%	13.4%
Account balances re-aged more than six months	$62,288	$41,932
Allowance for bad debts as a percentage of total customer portfolio balance	12.0%	10.8%
Percent of total customer portfolio balance represented by no-interest option receivables	37.1%	32.8%

	Three Months Ended January 31,		Year Ended January 31,
	2016	2015	2016	2015
Total applications processed	376,132	346,164	1,287,478	1,221,075
Weighted average origination credit score of sales financed	614	611	615	608
Percent of total applications approved and utilized	39.9%	45.1%	42.7%	44.9%
Average down payment	2.9%	3.1%	3.3%	3.6%
Average income of credit customer at origination	$41,900	$41,400	$41,100	$40,400
Percent of retail sales paid for by:
In-house financing, including down payment received	79.8%	79.9%	81.8%	78.0%
Third-party financing	10.2%	8.2%	7.6%	10.8%
Third-party rent-to-own option	4.6%	5.4%	4.5%	4.7%
	94.6%	93.5%	93.9%	93.5%

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except per share amounts)

	January 31,
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$12,254	$12,223
Restricted cash	78,576	—
Customer accounts receivable, net of allowances	743,931	643,094
Other accounts receivable	95,404	67,703
Inventories	201,969	159,068
Income taxes recoverable	10,774	11,058
Prepaid expenses and other current assets	20,092	12,529
Total current assets	1,163,000	905,675
Long-term portion of customer accounts receivable, net of allowances	631,645	558,257
Property and equipment, net	151,483	120,218
Deferred income taxes	70,219	53,545
Other assets	8,953	8,109
Total assets	$2,025,300	$1,645,804
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of capital lease obligations	$799	$395
Accounts payable	86,797	85,355
Accrued expenses	39,374	39,630
Other current liabilities	19,155	19,629
Total current liabilities	146,125	145,009
Deferred rent	74,559	52,792
Long-term debt and capital lease obligations	1,248,879	772,497
Other long-term liabilities	17,456	21,836
Total liabilities	1,487,019	992,134
Stockholders' equity	538,281	653,670
Total liabilities and stockholders' equity	$2,025,300	$1,645,804

CONN'S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands)

RETAIL SEGMENT OPERATING INCOME, AS ADJUSTED

	Three Months Ended January 31,		Year Ended January 31,
	2016	2015	2016	2015
Retail segment operating income, as reported	$44,864	$43,562	$168,573	$153,330
Adjustments:
Store and facility closure costs	—	541	637	3,646
Legal and professional fees related to the exploration of strategic alternative and securities-related litigation	947	639	3,153	1,135
Sales tax audit reserve	2,748	—	2,748	—
Executive management transition costs	177	—	1,506	—
Employee severance	—	909	—	909
Retail segment operating income, as adjusted	$48,736	$45,651	$176,617	$159,020
Retail segment total revenues	$376,945	$351,683	$1,324,228	$1,223,542
Operating margin:
As reported	11.9%	12.4%	12.7%	12.5%
As adjusted	12.9%	13.0%	13.3%	13.0%

NET INCOME, AS ADJUSTED, AND DILUTED EARNINGS PER SHARE AS ADJUSTED

	Three Months Ended January 31,		Year Ended January 31,
	2016	2015	2016	2015
Net income, as reported	$1,061	$15,458	$30,855	$58,513
Adjustments:
Store and facility closure costs	—	541	637	3,646
Legal and professional fees related to the exploration of strategic alternative and securities-related litigation	947	639	3,153	1,135
Sales tax audit reserve	2,748	—	2,748	—
Executive management transition costs	177	—	1,506	—
Employee severance	—	909	—	909
Loss on extinguishment of debt	—	—	1,367	—
Tax impact of adjustments	(1,421)	(671)	(3,510)	(2,009)
Net income, as adjusted	$3,512	$16,876	$36,756	$62,194
Weighted average common shares outstanding - Diluted	32,195	36,791	35,557	36,900
Earnings per share:
As reported	$0.03	$0.42	$0.87	$1.59
As adjusted	$0.11	$0.46	$1.03	$1.69
Basis for presentation of non-GAAP disclosures:
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we also provide retail segment adjusted operating income, retail adjusted operating margin, adjusted net income, and adjusted earnings per diluted share. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making, and (2) they are used by some of its institutional investors and the analyst community to help them analyze our operating results.